                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                          SCHEDULE 13D AMENDMENT NO. 12

                    Under the Securities Exchange Act of 1934


                             CONE MILLS CORPORATION
                             ----------------------
                                (Name of Issuer)


                          Common Stock, $.10 Par Value
                          ----------------------------
                         (Title of Class of Securities)


                                   206814 10 5
                                   -----------
                                 (CUSIP Number)


                            Albert A. Woodward, Esq.
                        Leonard, Street And Deinard, P.A.
                             150 South Fifth Street
                                   Suite 2300
                          Minneapolis, Minnesota 55402
                                 (612) 335-1500
                                 --------------
                       (Name, Address and Telephone Number
                         of Person Authorized to Receive
                           Notices and Communications)


                                  June 1, 2001
                                  ------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


                     (Cover page continued on next 9 pages)



                                                 SCHEDULE 13D
                                                 ------------
                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................
I.R.S. Identification Nos. of above persons (entities only)   MARVIN W. GOLDSTEIN
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the  appropriate  box if a member of a group  (see  (a)     X
instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------

(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------

(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each reporting
person with:


     (7) Sole voting power................................    328,500

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    328,500

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount  beneficially  owned by each reporting  328,500 person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    1.3%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------



                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------

(1) Names of reporting persons............................    DR. DEMETRE NICOLOFF
I.R.S. Identification Nos. of above persons (entities only)
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the  appropriate  box if a member of a group  (see  (a)     X
instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power................................    400,178

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    400,178

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------

(11) Aggregate amount  beneficially  owned by each reporting  400,178 person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    1.6%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------


                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    G. JAMES SPINNER
I.R.S. Identification Nos. of above persons
(entities only)...........................................
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the appropriate box if a member of a                (a)     X
group (see instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power................................    120,000

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    120,000

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount  beneficially  owned by each reporting  120,000 person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    0.5%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------


                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    MARC H. KOZBERG
I.R.S. Identification Nos. of above persons
(entities only)...........................................
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the  appropriate  box if a member of a group  (see  (a)     X
instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is required
pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power................................    150,000

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    150,000

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount  beneficially  owned by each reporting  150,000 person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    0.6%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------


                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    CHARMEL LIMITED PARTNERSHIP  41-1859157
I.R.S. Identification Nos. of above persons
(entities only)
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the  appropriate  box if a member of a              (a)     X
group (see instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        WC
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------

(6) Citizenship or place of organization..................    NEVADA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:

     (7) Sole voting power................................    793,200

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    793,200

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount  beneficially  owned by each reporting  793,200 person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    3.1%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    PN
------------------------------------------------------------- ---------------------------------------------------------



                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    CHARMEL ENTERPRISES, INC.
I.R.S. Identification Nos. of above persons
(entities only)
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the appropriate box if a member of a                (a)     X
group (see instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        HC
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    NEVADA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:


     (7) Sole voting power................................    793,200

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    793,200

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount beneficially owned by                   793,200
each reporting person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    3.1%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    CO
------------------------------------------------------------- ---------------------------------------------------------



                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    CHARLES BARRY
I.R.S. Identification Nos. of above persons
(entities only)
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the appropriate box if a member of a                (a)     X
group  (see instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings
is required pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:


     (7) Sole voting power................................    905,360

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    905,360

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount beneficially owned by                   905,360
each reporting person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11)
excludes certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    3.5%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------



                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    MELANIE BARRY
I.R.S. Identification Nos. of above persons
(entities only)
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the appropriate box if a member of a                (a)     X
group (see instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------

(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:


     (7) Sole voting power................................    793,200

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    793,200

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount  beneficially  owned by                 793,200
each reporting person.
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    3.1%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------



                                                 SCHEDULE 13D

                                             CUSIP NO. 206814 10 5
------------------------------------------------------------- ---------------------------------------------------------
(1) Names of reporting persons............................    ROBERT C. KLAS, SR.
I.R.S. Identification Nos. of above persons
(entities only)
------------------------------------------------------------- ---------------------------------------------------------
(2) Check the  appropriate  box if a member of a group  (see  (a)     X
instructions)
                                                              ---------------------------------------------------------
                                                              (b)
------------------------------------------------------------- ---------------------------------------------------------
(3) SEC use only..........................................
------------------------------------------------------------- ---------------------------------------------------------
(4) Source of funds (see instructions)                        PF
------------------------------------------------------------- ---------------------------------------------------------
(5) Check if disclosure of legal proceedings is
required pursuant to Items 2(d) or 2(e).
------------------------------------------------------------- ---------------------------------------------------------
(6) Citizenship or place of organization..................    USA
------------------------------------------------------------- ---------------------------------------------------------
Number of shares beneficially owned by each
reporting person with:


     (7) Sole voting power................................    439,127

     (8) Shared voting power..............................    -0-

     (9) Sole dispositive power...........................    439,127

     (10) Shared dispositive power........................    -0-
------------------------------------------------------------- ---------------------------------------------------------
(11) Aggregate amount beneficially owned by
each reporting person.                                        439,127
------------------------------------------------------------- ---------------------------------------------------------
(12) Check if the aggregate amount in Row (11) excludes
certain shares (see instructions).
------------------------------------------------------------- ---------------------------------------------------------
(13) Percent of class represented by amount in Row (11)...    1.7%
------------------------------------------------------------- ---------------------------------------------------------
(14) Type of reporting person (see instructions)..........    IN
------------------------------------------------------------- ---------------------------------------------------------

INTRODUCTION

         The members of this Section 13(d) filing group originally filed a
Schedule 13D relating to Cone Mills Corporation (the "Company") on December 16, 1998. The original filing was amended on January 19, 1999, February 16, 1999, March 9, 1999, June 16, 1999, September 30, 1999, November 4, 1999, March 9,
2000, July 14, 2000, December 22, 2000, March 28, 2001 and April 26, 2001. This
filing is the twelfth amendment to the original Schedule 13D filing.

         The Reporting Persons' responses to Items 1, 3, 4, and 6 remain unchanged, and the Reporting Persons hereby restate the information contained in the original filing and subsequent amendments thereto for those items.

ITEM 2.  IDENTITY AND BACKGROUND

         This statement is filed jointly by the individuals and entity identified below (collectively the "Holders"). There have been no changes in the background, occupations, or addresses of the Holders since the filing of the last Schedule 13D Amendment to which this filing is an amendment.

         1.   Marc H. Kozberg
         2.   James A. Potter
         3.   Susan N. Potter
         4.   Dr. Demetre Nicoloff
         5.   G. James Spinner
         6.   Robert H. Paymar
         7.   The Temple Company, L.L.P.
         8.   Charmel Limited Partnership
         9.   Charmel Enterprises, Inc.
         10.  Richard Fitzgerald
         11.  Charles Barry
         12.  Melanie Barry
         13.  Marvin W. Goldstein
         14.  Robert C. Klas, Sr.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Information with respect to the aggregate number, and percentage, of all outstanding Common Stock beneficially owned as of June 1, 2001 by each of the Holders is set forth below:


                                            Number of Shares             Percentage of
                  Name                      of Common Stock            Outstanding Shares
                  ----                      ---------------            ------------------

         Marc H. Kozberg                         150,000                      0.6%
         Dr. Demetre Nicoloff                    400,178                      1.6%
         G. James Spinner                        120,000                      0.5%
         Robert H. Paymar                        172,904                      0.7%
         James A. Potter(1)                       64,661                      0.3%
         Susan N. Potter(2)                       10,370                    < 0.1%
         The Temple Company, L.L.P.              142,160                      0.6%
         Charmel Limited Partnership             763,200                      3.1%
         Charmel Enterprises, Inc.(4)            763,200                      3.1%
         Richard Fitzgerald(3)                   142,160                      0.6%
         Charles Barry(3)(4)                     905,360                      3.5%
         Melanie Barry(4)                        793,200                      3.1%
         Marvin W. Goldstein                     328,500                      1.3%
         Robert C. Klas, Sr.                     439,127                      1.7%

(1) Includes 6,500 shares of Common Stock controlled as custodian f/b/o minor children, 6,500 shares of Common Stock owned by Susan N. Potter and 3,870 shares owned jointly with Susan N. Potter
(2) Includes 3,870 shares owned jointly with James A. Potter
(3) Includes 142,160 shares of Common Stock owned by The Temple Company, L.L.P.
(4) Includes 793,200 shares of Common Stock owned by Charmel Limited Partnership

         The Holders' response to Items 7 through 13 of the cover pages of the statement are incorporated herein by reference. Cover pages have been included in this filing only to the extent a Holder's beneficial ownership in the securities of the Issuer has changed since the most recent filing of a Schedule 13D amendment to which this statement is an amendment.

         According to the Issuer's most recent Form 10-Q filing with the SEC, the Issuer had 25,542,211 shares of Common Stock outstanding as of April 24, 2001. The Holders, as of June 1, 2001, collectively own 2,610,730 shares of the Issuer's Common Stock, constituting approximately 10.2% of the Issuer's outstanding voting Common Stock. The following transactions by the Holders in Common Stock of the Issuer have not been previously reported by the Holders in a
Schedule 13D amendment:


   Date                       Name
   ----                       ----                            Type of          Number of     Price/
                                                            Transaction         Shares       Share
                                                            -----------         ------       -----
04/26/01          Marvin Goldstein                              Buy              50,000      1.5413
04/26/01          Robert Klas, Sr.                              Buy              50,000      1.5413
04/26/01          Charmel Limited Partnership                   Buy              20,000      1.5413
04/27/01          Charmel Limited Partnership                   Buy              55,000      1.5581
04/27/01          G. James Spinner                              Buy              12,836      1.51
04/27/01          Dr. Demetre Nicoloff                          Buy              10,000      1.59
04/30/01          Charmel Limited Partnership                   Buy              25,000      1.5
05/10/01          Marc Kozberg                                 Receive(1)         4,600
05/18/01          Marvin Goldstein                              Buy              50,000      1.4863
05/18/01          Robert Klas, Sr.                              Buy              50,000      1.4863
05/25/01          Marc Kozberg                                  Buy               3,800      1.4
05/25/01          Dr. Demetre Nicoloff                          Buy               3,000      1.39
05/29/01          Marc Kozberg                                  Buy               2,300      1.3948
05/30/01          Marc Kozberg                                  Buy               1,300      1.39
05/31/01          Marc Kozberg                                  Buy               1,006      1.39
06/01/01          Marvin Goldstein                              Buy              25,000      1.3818

(1)      Received as compensation for serving on the Board of Directors


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit A -- Agreement as to joint filing pursuant to Regulation
Section 240.13d-1(f)(1)(iii).

                                   SIGNATURES

         After reasonable inquiry, and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

         Dated: June 7, 2001


         /s/ Marc H. Kozberg
-----------------------------------------------------
Marc H. Kozberg

         /s/ Dr. Demetre  Nicoloff
--------------------------------------------
Dr. Demetre Nicoloff

         /s/ G. James Spinner
-----------------------------------------------------
G. James Spinner

         /s/ Robert H. Paymar
-----------------------------------------------------
Robert H. Paymar

         /s/ James A. Potter
-----------------------------------------------------
James A. Potter

         /s/ Susan N. Potter
-----------------------------------------------------
Susan N. Potter

         /s/ Richard Fitzgerald
-----------------------------------------------------
Richard Fitzgerald

         /s/ Charles Barry
-----------------------------------------------------
Charles Barry

         /s/ Melanie Barry
-----------------------------------------------------
Melanie Barry

         /s/ Marvin W. Goldstein
-----------------------------------------------------
Marvin W. Goldstein

         /s/ Robert C. Klas, Sr.
-----------------------------------------------------
Robert C. Klas, Sr.

THE TEMPLE COMPANY, L.L.P.

By:      /s/ Charles Barry
   -----------------------------------------
         Charles Barry, a partner

CHARMEL LIMITED PARTNERSHIP

By:      Charmel Enterprises, Inc.

         By:      /s/ Charles Barry
            --------------------------------
                  Charles Barry, President

CHARMEL ENTERPRISES, INC.

By:      /s/ Charles Barry
   -----------------------------------------
         Charles Barry, President